SCHEDULE A TO ETF SERVICES AGREEMENT

List of Funds

BlackRock ETF Trust

BlackRock Advantage Large Cap Income ETF

BlackRock Future Climate and Sustainable Economy ETF

BlackRock Future Financial & Technology ETF

BlackRock Future Health ETF

BlackRock Future Tech ETF

BlackRock Future U.S. Themes ETF

BlackRock Large Cap Core ETF

BlackRock Large Cap Value ETF

BlackRock U.S. Carbon Transition Readiness ETF

BlackRock U.S. Equity Factor Rotation ETF

BlackRock World ex U.S. Carbon Transition Readiness ETF

BlackRock ETF Trust II

BlackRock AAA CLO ETF

BlackRock Flexible Income ETF

BlackRock Floating Rate Loan ETF

BlackRock High Yield Muni Income Bond ETF

BlackRock Intermediate Muni Income Bond ETF

BlackRock Short-Term California Muni Bond ETF

BlackRock Total Return ETF

iShares Large Cap Deep Buffer ETF

iShares Large Cap Moderate Buffer ETF

As of November 28, 2023

A-1